Exhibit (a)(5)(S)

VMware and Carbon Black Announce Satisfaction of the Remaining Regulatory Condition for Tender Offer

PALO ALTO, Calif., Oct. 4, 2019 – VMware, Inc. (NYSE: VMW) and Carbon Black, Inc. (NASDAQ: CBLK) today announced that the required waiting period under the Austrian Cartel Act applicable to VMware’s Tender Offer (as defined below) for Carbon Black has expired. The termination of the waiting period under the Austrian Cartel Act satisfies the last of the regulatory conditions necessary for the consummation of the pending acquisition.

American Stock Transfer & Trust Company, LLC, the depositary for the Tender Offer, has advised VMware that, as of 5:39 p.m., New York City Time, on October 4, 2019, approximately 30,570,985 Shares of Carbon Black had been validly tendered and received, and not validly withdrawn, pursuant to the Tender Offer, representing approximately 41% of Carbon Black’s outstanding Shares.

As previously announced, VMware’s wholly owned subsidiary, Calistoga Merger Corp., commenced a cash tender offer to purchase all of the outstanding shares of common stock of Carbon Black for a price of $26 per share (the “Tender Offer”). The Tender Offer and withdrawal rights thereunder are scheduled to expire at 5:00 p.m., New York City Time, on October 7, 2019, unless the offer is extended. The consummation of the Tender Offer remains subject to customary conditions, including the tender of at least a majority of the shares of Carbon Black.

About Carbon Black

Carbon Black (NASDAQ: CBLK) is a leader in cloud-native endpoint protection dedicated to keeping the world safe from cyberattacks. The CB Predictive Security Cloud® (PSC) consolidates endpoint protection and IT operations into an endpoint protection platform (EPP) that prevents advanced threats, provides actionable insight and enables businesses of all sizes to simplify operations. By analyzing billions of security events per day across the globe, Carbon Black has key insights into attackers’ behaviors, enabling customers to detect, respond to and stop emerging attacks.

More than 5,600 global customers, including approximately one third of the Fortune 100, trust Carbon Black to protect their organizations from cyberattacks. The company’s partner ecosystem features more than 500 MSSPs, VARs, distributors and technology integrations, as well as many of the world’s leading IR firms, who use Carbon Black’s technology in more than 500 breach investigations per year.

Carbon Black and CB Predictive Security Cloud are registered trademarks or trademarks of Carbon Black, Inc. in the United States and other jurisdictions.

About VMware

VMware software powers the world’s complex digital infrastructure. The company’s cloud, networking and security, and digital workspace offerings provide a dynamic and efficient digital foundation to customers globally, aided by an extensive ecosystem of partners. Headquartered in Palo Alto, California, VMware is committed to being a force for good, from its breakthrough innovations to its global impact. For more information, please visit https://www.vmware.com/company.html.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding the proposed acquisition of Carbon Black by VMware, such as: the amount and type of consideration expected to be paid for the acquisition and the expected timing for the tender offer. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the satisfaction or waiver of the conditions to closing the proposed acquisition in the anticipated timeframe or at all; (2) uncertainties as to how many of Carbon Black’s stockholders will tender their shares in the tender offer; (3) the possibility that the acquisition does not close; (4) the possibility that competing offers may be made; (5) risks related to obtaining the requisite consents to the acquisition, including, for example, the timing (including possible delays); (6) risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; (7) the risk that the business will not be integrated successfully; (8) disruption from the transaction making it more difficult to maintain business and operational relationships; (9) negative effects of this announcement or the consummation of the tender offer on the market price of VMware’s common stock, credit ratings and operating results; (10) the risks related to ongoing and potential litigation and regulatory actions related to the proposed acquisition; (11) other business effects, including the effects of industry, market, economic, political or regulatory conditions; and (12) other unexpected costs or delays in connection with the acquisition. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s and Carbon Black’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware and Carbon Black assume no obligation to, and do not currently intend to, update any such forward-looking statements after the date of this release.

Additional Information about the Carbon Black Tender Offer and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Carbon Black securities, nor is it a substitute for the tender offer materials that VMware and its acquisition subsidiary have filed with the SEC. The solicitation and offer to buy Carbon Black stock is being made only pursuant to the Offer to Purchase and related tender offer materials on Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. CARBON BLACK STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CARBON BLACK SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of Carbon Black stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting VMware or Carbon Black. Copies of the documents filed with the SEC by Carbon Black are available free of charge on Carbon Black internet website at https://investors.carbonblack.com/financial-information/sec-filings or by contacting Carbon Black’s Investor Relations Department at 646-277-1251.Copies of the documents filed with the SEC by VMware are available free of charge on VMware’s internet website at https://ir.vmware.com/overview/sec-filings/default.aspx or by contacting VMware’s Investor Relations Department at (650) 427-4631.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, VMware and Carbon Black each file annual, quarterly and current reports and other information with the SEC. VMware’s and Carbon Black’s filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov.

Contacts

Paul Ziots

VMware Investor Relations

pziots@vmware.com

650-427-3267

Michael Thacker

VMware Global PR

mthacker@vmware.com

650-427-4454